Exhibit 2.1

PLAN OF CONVERSION OF

CHAY ENTERPRISES, INC., a Colorado corporation,

INTO

CHAY ENTERPRISES, INC., a Delaware corporation

This PLAN OF CONVERSION (the “Plan”), dated as of March 24, 2010., is hereby adopted by Chay Enterprises, Inc., a Colorado corporation (“Chay-Colorado”), in order to set forth the terms, conditions and procedures governing the conversion of Chay into a Delaware corporation pursuant to Section 7-111-101.5 of the Colorado Business Corporation Act (as amended, the “CBCA”), Sections 7-90-201 and 7-90-202 of the Colorado Corporations and Associations Act (as amended, the “CCAA”) and Section 265 of the Delaware General Corporation Law (as amended, the “DGCL”).

WHEREAS, Chay’s Board of Directors has approved the Conversion (as defined below) and submitted this Plan to the shareholders of Chay for approval, and the shareholders have approved this Plan.

NOW, THEREFORE, Chay does hereby adopt this Plan to effectuate the conversion of Chay into a Delaware corporation as follows:

1. Conversion. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the CBCA, CCAA and the DGCL, including, without limitation, Section 7-111-101.5 of the CBCA, Sections 7-90-201 and 7-90-202 of the CCAA and Sections 103 and 265 of the DGCL, Chay shall convert (referred to herein as the “Conversion”) into a Delaware corporation (referred to herein as “Chay- Delaware”) at the Effective Time (as defined in Section 3 below). Chay-Delaware shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of Chay-Delaware shall be deemed to have commenced on the date Chay-Colorado commenced its existence in Colorado.

2. Effect of Conversion. Following the Conversion, Chay-Delaware shall, for all purposes of the laws of the State of Delaware and Colorado, be deemed to be the same entity as Chay-Colorado. Upon the Effective Time, all of the rights, privileges and powers of Chay-Colorado, and all property, real, personal and mixed, and all debts due to Chay-Colorado, as well as all other things and causes of action belonging to Chay-Colorado, shall remain vested in Chay-Delaware and shall be the property of Chay-Delaware and the title to any real property vested by deed or otherwise in Chay-Colorado shall not revert or be in any way impaired, but all rights of creditors and all liens upon any property of Chay-Colorado shall be preserved unimpaired, and all debts, liabilities and duties of Chay-Colorado shall remain attached to Chay-Delaware and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interests in property of Chay-Colorado, as well as the debts, liabilities and duties of Chay-Colorado, shall not be deemed, as a consequence of the Conversion, to have been transferred to Chay-Delaware for any purpose of the laws of the State of Delaware. The Conversion shall not be deemed to affect any obligations or liabilities of Chay-Colorado incurred prior to the Effective Time or the personal liability of any person incurred prior thereto. Chay-Colorado shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of Chay-Colorado and shall constitute a continuation of the existence of Chay-Colorado in the form of a Delaware corporation. Chay-Delaware is the same entity as Chay-Colorado.

3. Effective Time. Provided that this Plan has not been terminated or deferred pursuant to Section 14 hereof, the Conversion shall be effected as soon as practicable after the shareholders of Chay-Colorado have approved this Plan and the shareholders of Chay-Colorado whose consent of the Conversion was not solicited by Chay-Colorado have received notice of such approval in accordance with applicable law. Subject to the foregoing, unless another date and time is specified, the Conversion shall be effective upon (a) the filing with the Secretary of State of the State of Colorado of a duly executed Statement of Conversion meeting the requirements of Section 7-90-201.7 of the CCAA and (b) the filing with the Secretary of State of the State of Delaware of (i) a duly executed Certificate of Conversion meeting the requirements of Sections 103 and 265 of the DGCL, and (ii) a duly executed Certificate of Incorporation of Chay-Delaware in the form specified below (the “Effective Time”).

4. Governance and Other Matters Related to Chay-Delaware.

(a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Chay-Delaware shall be as set forth in EXHIBIT A attached hereto (the “Certificate of Incorporation”) and shall be filed with the Secretary of State of the State of Delaware. The Corporation shall be renamed “Ampio Pharmaceuticals, Inc.” upon the filing of a Certificate of Amendment to the Certificate of Incorporation.

(b) Bylaws. At the Effective Time, the Bylaws of Chay-Delaware shall be as adopted by the Board of Directors of Chay-Delaware. Thereafter, the Bylaws may be amended by the Board of Directors or stockholders of Chay-Delaware as provided in the Bylaws and, as applicable, the Certificate of Incorporation.

(c) Directors and Officers. The members of the Board of Directors and the officers of Chay-Colorado immediately prior to the Effective Time shall continue in office following the Effective Time as directors and officers of Chay-Delaware, respectively, until the expiration of their respective terms of office and until their successors have been duly elected and have qualified, or until their earlier death, resignation or removal. After the Effective Time, Chay-Delaware and its Board of Directors shall take any necessary actions to cause each of such individuals to be appointed or to confirm such appointments.

5. Effect of the Conversion on the Common Stock of Chav-Colorado. Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of Chay-Colorado, Chay-Delaware or any shareholder or stockholder thereof, respectively, each share of common stock, no par value per share, of Chay-Colorado (the “Chay-Colorado Common Stock”), shall convert into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of Chay-Delaware (the “Chay-Delaware Common Stock”). Chay-Delaware shall not issue fractional shares with respect to the Conversion. Any fractional share of Chay-Delaware Common Stock that would otherwise be issued as a result of the Conversion will be rounded up to the nearest whole share. Following the Effective Time, all Chay-Colorado Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Chay-Colorado Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.

6. Stock Certificates. From and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of Chay-Colorado Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Chay-Delaware Common Stock into which the shares represented by such certificates have been converted as provided herein. The registered owner on the books and records of Chay-Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Chay-Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Chay-Delaware evidenced by such outstanding certificate as provided above.

7. Employee Benefit and Compensation Plans. At the Effective Time, each employee benefit plan, incentive compensation plan, stock purchase plan, stock option agreement and other similar plans and agreements to which Chay-Colorado is then a party shall be automatically assumed by, and continue to be the plan of, Chay-Delaware, without further action by Chay-Colorado or Chay-Delaware or any other party thereto. To the extent any employee benefit plan, incentive compensation plan, stock option agreement or other similar plan provides for the issuance or purchase of, or otherwise relates to, Chay-Colorado Common Stock, after the Effective Time, such plan or agreement shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the Chay-Delaware Common Stock.

8. Outstanding Awards. At the Effective Time, all outstanding stock options, purchase rights, restricted stock awards and other stock awards relating to the Chay-Colorado Common Stock shall, by virtue of the Conversion and without any further action on the part of Chay-Colorado, Chay-Delaware or the holder thereof, continue on the same terms and conditions and be assumed by Chay-Delaware, provided that all such awards shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the Chay-Delaware Common Stock.

9. Filings, Licenses, Permits, Titled Property, Etc. As necessary, following the Effective Time, Chay-Delaware shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a Delaware corporation. As required or appropriate, following the Effective Time, all real, personal or intangible property of Chay-Colorado which was titled or registered in the name of Chay-Colorado shall be re-titled or re-registered, as applicable, in the name of Chay-Delaware by appropriate filings and/or notices to the appropriate parties (including, without limitation, any applicable governmental agencies).

10. Further Assurances. If, at any time after the Effective Time, Chay-Delaware shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan to vest, perfect or confirm, of record or otherwise, in Chay-Delaware its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Chay-Colorado, or to otherwise carry out the purposes of this Plan, Chay-Delaware and its proper officers and directors (or their designees), are hereby authorized to execute and deliver, in the name and on behalf of Chay-Colorado, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of Chay-Colorado, all such other acts and things necessary, desirable to vest, perfect or confirm, of record or otherwise, in Chay-Delaware its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Chay-Colorado, or to otherwise carry out the purposes of this Plan and the Conversion.

11. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board of Directors of Chay-Colorado and, upon the Effective Time, by the Board of Directors of Chay-Delaware, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of Chay-Colorado or Chay-Delaware, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.

12. Delaware Indemnification Agreements. As promptly as practicable following the Effective Time, Chay-Delaware shall enter into an indemnification agreement with each member of the Board of Directors of Chay-Delaware and each executive officer of Chay-Delaware.

13. Amendment. This Plan may be amended or modified by the Board of Directors of Chay-Colorado at any time prior to the Effective Time, provided that an amendment made subsequent to the approval of this Plan by the shareholders of Chay-Colorado shall not alter or change (a) the amount or kind of shares or other securities to be received by the shareholders hereunder, (b) any term of the Certificate of Incorporation or the Bylaws, other than changes permitted to be made without stockholder approval by the DGCL, or (c) any of the terms and conditions of this Plan if such alteration or change would adversely affect the holders of any class or series of the stock of Chay-Colorado.

14. Termination or Deferral. At any time before the Effective Time, (a) this Plan may be terminated and the Conversion may be abandoned by action of the Board of Directors of Chay-Colorado, notwithstanding the approval of this Plan by the shareholders of Chay-Colorado, or (b) the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of Chay-Colorado, such action would be in the best interest of Chay-Colorado and its shareholders. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of Chay-Colorado or its Board of Directors or shareholders with respect thereto.

15. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

16. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

[Signature page follows]

IN WITNESS WHEREOF, Chay Enterprises, Inc., a Colorado corporation, has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

Chay Enterprises, Inc., a Colorado corporation

By:	/s/ Donald B. Wingerter, Jr.
Name:	Donald B. Wingerter, Jr.
Title:	Chief Executive Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION

OF

CHAY ENTERPRISES, INC.

The undersigned, a natural person eighteen years of age or older, hereby establishes a corporation pursuant to the General Corporation Law of the State of Delaware and adopts the following Certificate of Incorporation which reads in its entirety as follows:

ARTICLE I

NAME

The name of the corporation (hereinafter, the “Corporation”) is Chay Enterprises, Inc.

ARTICLE II

ADDRESS AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Harvard Business Services, Inc., 16192 Coastal Highway, Sussex County, Delaware. The name of the Corporation’s registered agent at such address is Harvard Business Services, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 110,000,000; of which 10,000,000 shares of the par value of $0.0001 shall be designated Preferred Stock and 100,000,000 shares of the par value of $0.0001 shall be designated Common Stock.

Section 2. Preferred Stock Designation. The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware and the DGCL. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 3. Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

Section 4. Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 2 of this Article IV.

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator is Donald B. Wingerter, Jr., 8400 East Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

ARTICLE VI

DIRECTORS

Section 1. Number of Directors. The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The number of directors shall be not less than two (2) nor more than ten (10). The number of directors may be changed from time to time within this range in such manner as shall be provided in the Bylaws of the Corporation.

Section 2. Ballot and Nominees. Nominations by stockholders of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

Section 3. Removal and Filling of Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office with or without cause, at any time, only by the affirmative vote of the holders of a majority of the shares of voting stock then outstanding. Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors shall be filled by the Board by the affirmative vote of a majority of the directors then in office, or by the stockholders holding at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Common Stock that are present or represented at a special meeting of stockholders called for such purpose, voting together as a single class.

Section 4. Election and Vacancies. Directors shall be elected at each annual meeting of stockholders, and each director elected shall hold office until such director’s successor has been elected and qualified, subject, however, to earlier death, resignation or removal from office. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, any vacancies on the Board resulting from death, resignation, removal or other cause shall be filled by the Board by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director, or by the Stockholders holding at least sixty-six and two-thirds percent (66 2 /3%) of the issued and outstanding shares of Common Stock that are present or represented at a special meeting of stockholders called for such purpose, voting together as a single class. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified.

Section 5. Advance Notice of Nominations. Subject to Article XII of this Certificate of Incorporation, advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Section 6. Classification of Directors. Upon resolution duly adopted by the Board of Directors at any time from and after the filing of this Certificate of Incorporation, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors. The term of office of the initial Class I directors shall expire at the first regularly scheduled annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effective date of the Board resolution approving the classification of the Board. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the effective date of such Board resolution, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

BYLAWS

The Board of Directors is authorized to adopt, amend or repeal any and all provisions of the Bylaws of the Corporation by a vote of at least two-thirds of all directors who constitute the Board of Directors, except as and to the extent provided in the Bylaws. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of this Corporation (and notwithstanding that some lesser percentage may be specified by law), no provision of the Bylaws of the Corporation shall be amended, modified or repealed by the stockholders of the Corporation, nor shall any provision of the Bylaws of the Corporation inconsistent with any such provision be adopted by the stockholders of the Corporation, unless approved by the affirmative vote of holders of at least seventy-five (75%) of the issued and outstanding shares of Common Stock. Any purported amendment to the Bylaws which would add thereto a matter not expressly covered in the Bylaws prior to such purported amendment shall be deemed to constitute the adoption of a Bylaw provision and not an amendment to the Bylaws.

ARTICLE VIII

MODIFICATION, AMENDMENT OR REPEAL OF DESIGNATED PROVISIONS

Notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock of the Corporation required by law, the affirmative vote (or consent under Article XIII, if such consent is then permitted) of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, all or any portion of Articles VI, VII, this Article VIII, IX, X, XI, or XII of this Certificate of Incorporation (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

ARTICLE IX

LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the DGCL and this Article IX. The Corporation may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and, in the manner provided by the DGCL, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

ARTICLE XI

COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XII

STOCKHOLDER ACTION

Section 1. Action by Consent. Any election of directors or other action by the stockholders of the Corporation that can be effected at an annual or special meeting of stockholders can be effected by written consent without a meeting so long as such written consent is signed by the holders of at least the number of shares required to approve such action at a duly held annual or special stockholders meeting at which all shares entitled to vote thereon were present and voted.

Section 2. Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

IN WITNESS WHEREOF, I made, signed and sealed this Certificate of Incorporation this 24th day of March, 2010.

/s/ Donald B. Wingerter, Jr.
Donald B. Wingerter, Jr., Incorporator